Exhibit 4.19

Description of Securities of Sorrento Therapeutics, Inc.

The authorized capital stock of Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), consists of:

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750,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”); and
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100,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

Common Stock

Except as otherwise expressly provided in the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) or as required by applicable law, all shares of Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below:

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Voting rights. Each holder of Common Stock is entitled to one vote per share on each matter that requires stockholder approval. Holders of Common Stock do not have any cumulative voting rights. There is no provision for cumulative voting for the election of directors, which means that more than one-half of the shares voted can elect all of the directors then standing for election. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that all elections shall be determined by a plurality of votes cast, and except as otherwise required by law or the rules and regulations of any stock exchange applicable to the Company, all other matters shall be determined by a majority of votes cast affirmatively or negatively.
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Dividend rights. The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s board of directors (the “Board”) out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for the operations and potential expansion of the business.
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Liquidation rights. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all of the Company’s assets which are legally available for distribution, after payment of or provision for all liabilities.
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No preemptive or similar rights. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.
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Anti-Takeover Provisions. See the below section titled “Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation, Bylaws and the DGCL”.

Listing

The Common Stock is listed on the Nasdaq Capital Market under the symbol “SRNE.”

Preferred Stock

The Certificate of Incorporation provides that the Board may by resolution, without further vote or action by the stockholders, establish one or more classes or series of Preferred Stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences and limitations as may be fixed by them without further stockholder approval. Once designated by the Board, each series of Preferred Stock will have specific financial and other terms that will be set forth in the applicable certificate of designation for the series. Prior to the issuance of shares of each series of Preferred Stock, the Board is required by the General Corporation Law of the State of Delaware (the “DGCL”) and the Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

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The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board;
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The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative and the conditions upon which and the date from which such dividends shall be cumulative;
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Whether shares of such series shall be redeemable, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption and the sinking fund provisions, if any, for the purchase or redemption of such shares;
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The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;
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The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange;
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The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share or such higher or lower number of votes per share as may be designated by the Board; and
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The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes or any of the Company’s other securities, whether or not convertible into shares of Common Stock.

All shares of Preferred Stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Preferred Stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although the Board has no intention at the present time of doing so, it could authorize the issuance of a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Warrants

As of December 31, 2021, the Company had outstanding warrants to purchase an aggregate of 16,020,254 shares of Common Stock as follows:

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warrants to purchase an aggregate of 2,424,242 shares with an exercise price of $2.61 per share, all of which are currently exercisable and expire on June 21, 2023;
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warrants to purchase an aggregate of 2,663,012 shares with an exercise price of $3.28 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on December 13, 2023;
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warrants to purchase an aggregate of 500,000 shares with an exercise price of $3.28 per share, all of which are currently exercisable and expire on May 7, 2029;
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warrants to purchase an aggregate of 750,000 shares with an exercise price of $3.94 per share, all of which are currently exercisable and expire on November 3, 2029;
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Series A warrants to purchase an aggregate of 6,033,000 shares with an exercise price of $3.75 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on July 2, 2029, all of which shall be automatically exercised on a “cashless” basis upon expiration in accordance with the terms of the Series A warrants; and
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Series C warrants to purchase an aggregate of 3,650,000 shares with an exercise price of $3.75 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on July 2, 2029, all of which may be automatically exercised on a “cashless” basis upon expiration in accordance with the terms of the Series C warrants.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to the Company under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrantholders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

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the right to receive the same amount and kind of consideration paid to the holders of Common Stock in the fundamental transaction;
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the right to require the Company to repurchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or
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the right to require the Company or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of Common Stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation, Bylaws and General Corporation Law of the State of Delaware

Certain provisions of the Certificate of Incorporation, the Bylaws and the DGCL may have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including attempts by stockholders to replace or remove the Company’s management.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. These provisions may delay or prevent someone from acquiring or merging with the Company, which may cause the market price of the Common Stock to decline.

Blank Check Preferred Stock

The Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 100,000,000 shares of Preferred Stock in one or more series and to establish the number of shares of any series of Preferred Stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate Preferred Stock may be used to issue a series of Preferred Stock, or rights to acquire Preferred Stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws

The Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove of stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Choice of Forum

The Bylaws provide that, unless the Board consents to an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought by or on behalf of the Company; (ii) any direct action asserting a claim against the Company or any of its directors or officers pursuant to any of the provisions of the DGCL, the Certificate of Incorporation or the Bylaws; (iii) any action asserting a claim of breach of fiduciary duties owed by any of its directors, officers or other employees to its stockholders; or (iv) any action asserting a violation of Delaware decisional law relating to its internal affairs. This provision does not apply to (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of Delaware courts, or (b) actions in which a federal court has assumed exclusive jurisdiction to a proceeding. This choice of forum provision is not intended to apply to any actions brought under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, the Bylaws do not relieve the Company of its duties to comply with federal securities laws and the rules and regulations thereunder, and its stockholders will not be deemed to have waived the Company’s compliance with these laws, rules and regulations. The Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to this choice of forum provision.

This choice of forum provision in the Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Interested Stockholder Transactions

The Company is subject to Section 203 of the DGCL, which prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who is a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the transaction is approved by the board of directors before the date the interested stockholder attained that status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) on or after the date of the transaction, the transaction is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. In general, the DGCL defines a business combination to include the following: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Filling Vacancies

The Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. As of December 31, 2021, the Board consists of seven directors.

In the event of a vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, unless otherwise required by law or by resolution of the Board, such vacancy shall be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for the remainder of the full term of the director for which the vacancy was created or occurred or until such director’s successor shall have been duly elected and qualified. This system of electing and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Certificate of Incorporation provides for the removal of any of the Company’s directors only for cause and only by the affirmative vote of the holders of at least 67% of the voting power of all of the then outstanding shares of the Company’s capital stock then entitled to vote at an election of directors, voting together as a single class. However, in December 2015, the Delaware Chancery Court issued a decision, In Re VAALCO Energy, Inc., in which the court interpreted Section 141(k) of the DGCL and held that if a company does not have (i) a classified board of directors or (ii) cumulative voting in election of directors, then such company may not provide in its certificate of incorporation or bylaws that its directors may be removed only for cause. Prior to the VAALCO decision, it was not clear whether Section 141(k) prohibits this type of provision when the company does not have classified board or cumulative vote. The VAALCO decision made it clear that the removal provision in the Certificate of Incorporation is now invalid. As previously disclosed in a Current Report on Form 8-K filed by the Company on April 18, 2018, the Board resolved that, until such time as an amendment to the Certificate of Incorporation is approved by the Company’s stockholders to permit stockholders to remove the Company’s directors with or without cause by a majority of stockholders, the Company will not enforce the director removal provision of the Certificate of Incorporation to the extent it purports to limit removal of directors by stockholders only for cause or only by a supermajority of the voting power of all of the then-outstanding shares of capital stock of the Company.

No Stockholder Action by Written Consent; Special Meetings

The Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting and the right to call a special meeting of stockholders or to require that the Board call a special meeting, except as may be required by statute.

Amendment of Charter Provisions

The amendment of any of the above provisions in the Certificate of Incorporation, except for the provision making it possible for the Company’s board of directors to issue undesignated Preferred Stock, would require approval by a stockholder vote by the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

The provisions of the DGCL and the Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.